Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS Q3 2023 PRODUCTION RESULTS

Vancouver, BC — October 10, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced production results for the quarter and nine months ended September 30, 2023 at its 70%-owned Cerro Los Gatos (“CLG”) mine in Mexico.

Dale Andres, CEO of Gatos Silver, commented: “The CLG mine achieved strong production results in the third quarter, with the mill equaling the record throughput rate achieved last quarter. Consistent with the first half of the year, silver equivalent production in the third quarter and nine months tracked to the high end of our 2023 production guidance range. We are continuing to progress further life extension opportunities beyond 2030 by advancing conversion drilling of the South-East Deeps inferred resource and ramping up exploration efforts on near mine targets in the Los Gatos district.”

Production Results (100% basis)

CLG comparative production highlights are summarized below:

	Three Months Ended September 30,		Nine Months Ended September 30,
CLG Production (100% Basis)	2023	2022	2023	2022
Tonnes milled (dmt)	268,312	263,331	794,082	709,666
Tonnes milled per day (dmt)	2,916	2,862	2,909	2,600
Feed Grades
Silver (g/t)	285	356	293	361
Zinc (%)	3.82	4.70	3.92	4.61
Lead (%)	1.84	2.38	1.85	2.45
Gold (g/t)	0.30	0.34	0.29	0.34
Contained Metal
Silver ounces (millions)	2.22	2.70	6.65	7.40
Zinc pounds - in zinc conc. (millions)	13.8	17.8	42.7	47.1
Lead pounds - in lead conc. (millions)	9.5	12.2	28.7	34.2
Gold ounces - in lead conc. (thousands)	1.28	1.40	3.86	3.98
Silver Equivalent ounces (millions)[1]	3.46	4.29	10.45	11.68
Recoveries
Silver - in both lead and zinc concentrates	90.3%	89.6%	89.1%	89.9%
Zinc - in zinc concentrate	61.1%	65.4%	62.3%	65.4%
Lead - in lead concentrate	87.4%	88.5%	88.4%	89.4%
Gold - in lead concentrate	49.2%	48.9%	52.7%	51.3%

1 Silver equivalent production is calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price).

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The mill throughput rate equaled the record achieved last quarter averaging 2,916 tonnes per day during the third quarter of 2023, an increase of 2% compared to the third quarter of 2022. The fluorine leach plant for zinc concentrate was fully commissioned during the quarter and is operating well.

Silver production was 2.22 million ounces in the third quarter of 2023, 18% below the 2.70 million ounces in the third quarter of 2022. The reduction is attributable to a 20% decline in silver grades in Q3 2023, as expected in the mine plan, and partially offset by the 2% increase in mill throughput and improved recoveries. Zinc and lead production each decreased by 22% and gold production decreased by 9%, compared with the third quarter of 2022, primarily due to lower mill feed grades as expected.

On September 6, 2023, the Company announced updated mineral reserve and mineral resource estimates and new life of mine plan for CLG with an extended mine life through to the end of 2030. The Company expects to file updated technical reports later this month that support these new estimates. Exploration and definition drilling continued in the third quarter, with the focus on CLG mine life extension. A seventh surface drill rig has been mobilized to site, with five of these rigs continuing to be active on conversion drilling of the South-East Deeps inferred resource. The other two rigs will be focused on near mine exploration targets during the fourth quarter.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV consists of approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding mine sequencing, expected production, future conversion and exploration drilling, further life extension opportunities, and timing of filing updated technical reports are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984

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